Exhibit 5.1

June 17, 2002

Lenders under the Amended and Restated Revolving
Credit Agreement dated as of November 30, 1998, as
amended, among Milacron Inc. ("Milacron"),
Milacron Kunststoffmaschinen Europa GmbH,
Milacron Metalworking Technologies Holding
GmbH and Milacron B.V., the lending institutions
from time to time party thereto (individually,
a "Lender" and collectively, the "Lenders"),
Deutsche Bank Trust Company Americas (formerly known
as Bankers Trust Company), as arranger and
administrative agent (the "Agent"), and PNC
Bank, as documentation agent (the "Credit Agreement").

c/o Deutsche Bank Trust Company Americas, as the Agent
130 Liberty Street
New York, New York 10006
Attention: Maria Pina

Ladies and Gentlemen:

Milacron will on the date of this letter agreement (this "Letter Agreement") sign a definitive agreement with respect to the sale of the metalcutting tools business (other than the round tools business) organized within or owned or operated by Valenite Inc. Capitalized terms used and not otherwise defined in this Letter Agreement shall have the meanings assigned to them in the Credit Agreement. Pursuant to Section 11.2 of the Credit Agreement, each of the Lenders and the Agent hereby: (1) agrees that, notwithstanding anything to the contrary in the Credit Agreement or in the Letter Agreement dated as of May 3, 2002 among Milacron, Milacron Kunststoffmaschinen Europa GmbH, Milacron Metalworking Technologies Holding GmbH and Milacron B.V., the Lenders (as defined therein), Deutsche Bank Trust Company Americas, as Agent, and PNC Bank, as documentation agent, Milacron shall not be required to comply with Section 5.11 of the Credit Agreement with respect to the period from and after July 1, 2002 to and including December 31, 2002, and (2) agrees that Section 6.15 of the Credit Agreement is hereby amended by replacing the dollar amount opposite "June 30, 2002" with "$3.0 million", replacing the dollar amount opposite "September 30, 2002" with "$12.4 million" and replacing the dollar amount opposite "December 31, 2002" with "$31.5 million".

The parties hereto hereby further agree that Section 5.16 of the Credit Agreement is hereby amended by adding at the end thereof the following text: "Set forth on Schedule 5.16 is a list of all accounts in which the Company or any of its Domestic Subsidiaries holds any cash or cash equivalents (as defined in the Company's financial statements filed with the Securities and Exchange Commission) and the balances as of the close of business on June 7, 2002 in each such account. The Company shall, and shall cause each of its Domestic Subsidiaries to, take all actions necessary or desirable, in the reasonable judgment of the Agent, to ensure that all cash and cash equivalents of the Company and its Domestic Subsidiaries, other than cash and cash equivalents held in (a) funding accounts maintained by the Company or any of the Company's Domestic Subsidiaries that are to be disbursed within three Business Days to third parties, (b) other accounts maintained by the Company or any of the Company's Domestic Subsidiaries that do not hold as of the close of business on any day more than $500,000, unless such excess is transferred out of the applicable account not later than 12:00 P.M. on the next Business Day following such day, provided that the aggregate amount held in all accounts of the Company and the Company's Domestic Subsidiaries referred to in this clause (b) combined as of the close of business on any day shall not exceed $2.0 million, unless such excess is transferred out of the applicable account not later than 12:00 P.M. on the next Business Day following such day, and (c) other accounts that are subject to Liens granted pursuant to the Receivables Purchase Agreement or pursuant to agreements governing any replacement receivables facility entered into in accordance with Section 5.13, but only for so long as such Liens remain in effect (the cash and cash equivalents held in accounts referred to in clauses (a), (b) and (c) of this sentence being referred to as the "Permitted Amounts"), are maintained in accounts as to which the Company is the sole legal and beneficial account holder. The Company (a) as soon as practicable but in no event later than June 17, 2002, shall, and shall cause each bank or other financial institution with an account in which the Company at any time holds cash or cash equivalents (other than an account in which only Permitted Amounts are held) to, execute and deliver to the Agent a control agreement (x) in the form of Exhibit 5.16A (a "Control Agreement Concerning Deposit Accounts"), if such account holds cash and (y) in the form of Exhibit 5.16B (a "Control Agreement Concerning Cash Equivalents" and, with the Control Agreement Concerning Deposit Accounts, the "Control Agreements"), if such account holds cash equivalents, with respect to such account, (b) shall on the date hereof execute and deliver the security agreement in the form of Exhibit 5.16C (the "2002 Security Agreement"), (c) cause to be filed or cooperate in the filing of Uniform Commercial Code financing statements and take such other actions as are necessary or desirable, in the reasonable judgment of the Agent, to perfect the security interests granted to the Agent pursuant to the 2002 Security Agreement and (d) shall cause to be delivered as soon as practicable but in no event later than June 17, 2002 one or more legal opinions as reasonably requested by, and in form and substance reasonably satisfactory to, the Agent with respect to the creation, enforceability and perfection of the security interest in each such account and the other Pledged Collateral (as defined in the 2002 Security Agreement), the enforceability of the 2002 Security Agreement and the Control Agreements and related matters. The Company shall not, and shall not cause or permit any of its Domestic Subsidiaries to, directly or indirectly, open, maintain or otherwise have any accounts in which after June 17, 2002, cash or cash equivalents of the Company or any of its Domestic Subsidiaries are maintained, other than (i) in the case of the Company, accounts at banks or other financial institutions which have executed and delivered to the Agent a Control Agreement Concerning Deposit Accounts or a Control Agreement Concerning Cash Equivalents, as applicable, and (ii) in the case of the Company and the Company's Domestic Subsidiaries, accounts that hold no cash or cash equivalents other than the Permitted Amounts. It is expressly agreed that the 2002 Security Agreement and the Control Agreements shall be deemed "Security Documents" within the meaning of this Agreement and each other Loan Document and shall be deemed "Loan Documents" within the meaning of this Agreement and the other Loan Documents."

The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Credit Agreement. This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same Letter Agreement. This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflict of laws. This Letter Agreement may only be amended or modified in a writing signed by Milacron and each of its Subsidiaries party hereto and the Agent and the Requisite Lenders. This Letter Agreement is not intended to and shall not confer or create any right or benefit in favor of any Person other than Milacron, the Lenders and the Agent or create any obligation or liability in favor of any Person other than Milacron, the Lenders or the Agent. Milacron shall not assign, transfer or otherwise convey, in whole or in part, this Letter Agreement or any of its rights hereunder or in respect of any obligation or liability of the Agent or any Lender hereunder without the prior written consent of the Agent and the Requisite Lenders.

Please sign and return one copy of this Letter Agreement to Deutsche Bank Trust Company Americas, as Agent, at the address set forth above. This Letter Agreement shall become effective when Deutsche Bank Trust Company Americas, as Agent, shall have received counterparts hereof, duly executed by Milacron and the subsidiaries of Milacron set forth below, on the one hand, and the Requisite Lenders, on the other hand.

Sincerely, MILACRON INC.

		by	/s/ John Francy

Name: John Francy Title: Treasurer

MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH

		by	/s/ John Francy

Name: John Francy Title: On the basis of Power of Attorney dated as of June 14, 2002.

MILACRON METALWORKING TECHNOLOGIES HOLDING GMBH

		by	/s/ John Francy

Name: John Francy Title: On the basis of Power of Attorney dated as of June 14, 2002.

MILACRON B.V.

		by	/s/ John Francy

Name: John Francy Title: On the basis of Power of Attorney dated as of June 14, 2002.

Accepted and agreed as of the first date set forth above;

ABN AMRO BANK N.V., as a lender		FIRSTAR BANK, National Association, as a lender

by	/s/ David W. Stack /s/ Parker H. Douglas	by	/s/ Douglas S. Dunbar

	Name: David W. Stack Title: Vice President		Name: Douglas S. Dunbar Title: Vice President

Name: Parker H. Douglas Title: Group Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a lender and as the Agent		KEYBANK NATIONAL ASSOCIATION, as a lender

by	/s/ Clark G. Peterson /s/ Mark B. Cohen	by	/s/ Marvin S. Kodish

	Name: Clark G. Peterson Title: Vice President		Name: Marvin S. Kodish Title: Senior Vice President

Name: Mark B. Cohen Title: Managing Director Head of Workout

BANK ONE, INDIANA, N.A. as a lender		J.P. MORGAN CHASE BANK (f/k/a) MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as a lender

by	/s/ William V. Clifford	by	/s/ Sanjeev Kmemuani

	Name: William V. Clifford Title: First Vice President		Name: Sanjeev Kmemuani Title: Vice President

COMERICA BANK, as a lender		PNC BANK, NATIONAL ASSOCIATION, as a lender

by	/s/ Jennifer Pugliano	by	/s/ John L. Noelcke

	Name: Jennifer Pugliano Title: Account Officer		Name: John L. Noelcke Title: Senior Vice President

CREDIT SUISSE FIRST BOSTON as a lender		GE CAPITAL CFE, INC., as a lender

by	/s/ Bill O'Daly /s/ Cassandra Droogan	by	/s/ Karl Keiffer

	Name: Bill O'Daly Title: Director		Name: Karl Kieffer Title: Duly Authorized Signatory

Name: Cassandra Droogan Title: Associate

FIFTH THIRD BANK, as a lender

by	/s/ Megan S. Heisel

Name: Megan S. Heisel Title: Assistant Vice President